                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-38758


                           Prospectus Supplement No. 3

                       (To Prospectus Dated July 6, 2000)

                                4,000,000 Shares

                       ECLIPSE SURGICAL TECHNOLOGIES, INC.

                                  Common Stock

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 1049 Kiel Court, Sunnyvale, California 94089. Our telephone number is (408) 548-2100.

                                 --------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 --------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 14, 2000

                              PLAN OF DISTRIBUTION

     To date, and before the issuance of shares pursuant to this prospectus supplement, we have issued and sold 526,496 shares of our common stock for net proceeds of $1,865,000 pursuant to the Registration Statement (File No. 333-38758) of which the prospectus is a part.

     We are offering 28,829 shares of our common stock to Bioquest, Incorporated pursuant to this prospectus supplement in satisfaction of amounts owing to Bioquest for executive search services rendered. The aggregate value of the common stock offered hereby, as of December 13, 2000, was $32,433, or $1.125 per share, which was the closing price of our common stock on the Nasdaq National Market on that date. We will not pay any commissions or other compensation in connection with this issuance of our common stock.

     Bioquest and its pledgees, donees, transferees and other subsequent owners, may offer its shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

     The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the issuance of our common stock pursuant to this prospectus supplement.

                           MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the NASDAQ National Market under the symbol "ESTI." On December 13, 2000, the closing price of one share of our common stock was $1.125. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of December 11, 2000 and before the issuance of shares pursuant to this prospectus supplement, we had 30,768,176 shares of common stock outstanding.

                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT
                                                            Page
                                                            ----
PLAN OF DISTRIBUTION                                         S-2
USE OF PROCEEDS                                              S-2
MARKET FOR OUR COMMON STOCK                                  S-2

PROSPECTUS
                                                            Page
                                                            ----
RISK FACTORS                                                   1
USE OF PROCEEDS                                               15
PLAN OF DISTRIBUTION                                          15
LEGAL MATTERS                                                 16
EXPERTS                                                       16
FORWARD-LOOKING STATEMENTS                                    16
WHERE YOU CAN FIND MORE INFORMATION                           16
INFORMATION INCORPORATED BY REFERENCE                         17